Exhibit 10.7

(Director Form)

CUMULUS MEDIA INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT is made effective             , 2018 (the “Grant Date”),1 between Cumulus Media Inc., a Delaware corporation (the “Company”), and                      (the “Recipient”).

WHEREAS, the Company desires to grant to the Recipient an award denominated in units (the “Restricted Stock Units”) of its Class A common capital stock (the “Common Stock”); and

WHEREAS, the Restricted Stock Units are being issued under and subject to the Company’s Long-Term Incentive Plan (the “Plan”), and any terms used herein have the same meanings as under the Plan (the Recipient being referred to in the Plan as a “Participant”).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1.	GRANT OF RESTRICTED STOCK UNITS

The Company hereby grants to the Recipient                      Restricted Stock Units upon the terms and conditions and subject to all the limitations and restrictions set forth herein and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan. Each Restricted Stock Unit is a notional amount that represents one share of the Company’s Common Stock. Each Restricted Stock Unit constitutes the right, subject to the terms, conditions and vesting schedule of the Plan and this Agreement, to receive a distribution of one share of Common Stock.

2.	PURCHASE PRICE

The purchase price of the Restricted Stock Units is zero Dollars per share.

3.	AWARDS SUBJECT TO ACCEPTANCE OF AGREEMENT.

The Award granted hereunder shall be null and void unless the Recipient accepts this Agreement by executing it in the space provided below and returning it to the Company.

4.	RIGHTS AS A STOCKHOLDER.

The Recipient shall not have any rights of a stockholder as a result of receiving an Award under this Agreement, including, but not limited to, any right to vote the shares of Common Stock to be issued hereunder, unless and until (and only to the extent that) the Restricted Stock Units have vested and the shares of Common Stock thereafter distributed pursuant to Paragraphs 5 and 6 hereof.

[1]	To be the Emergence Date.

5.	VESTING OF RESTRICTED STOCK UNITS.

(a)	Subject to the terms of Paragraph 5(b), the Restricted Stock Units shall vest in four (4) equal installments on the last day of each calendar quarter, commencing with the calendar quarter in which the Grant Date occurs.

(b)	The Recipient must be engaged as a director of the Company at all times from the Grant Date through the applicable Vesting Date (as hereinafter defined) in order to vest in the tranche of Restricted Stock Units vesting as of such date. Upon a termination of the Recipient’s service with the Company for any reason or no reason, all vesting of the Restricted Stock Units shall cease, and any unvested Restricted Stock Units shall be forfeited.

(c)	Notwithstanding the foregoing, upon a Change in Control, one hundred percent (100%) of the Restricted Stock Units that are (or were) otherwise unvested as of the date of the Change in Control shall thereafter become vested. For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of (a) the purchase or other acquisition of outstanding shares of the Company’s capital stock by any entity, person or group of beneficial ownership, as that term is defined in rule 13d-3 under the Securities Exchange Act of 1934 (other than the Company or one of its subsidiaries or employee benefit plans), in one or more transactions, such that the holder, as a result of such acquisition, then owns more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directions (“Voting Stock”); (b) the completion by any entity, person, or group (other than the Company or one of its subsidiaries or employee benefit plans) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; and (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation immediately after such merger or consolidation, or (2) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock, or (3) the approval by the stockholders of the Company of a liquidation or dissolution of the Company.

(d)	For purposes of this Agreement, each date on which any portion of the Restricted Stock Units becomes vested pursuant to this Paragraph 5 shall be referred to as a “Vesting Date.”

6.	SETTLEMENT OF RESTRICTED STOCK UNITS.

Subject to the terms of the Plan and this Agreement, Restricted Stock Units shall be settled in shares of Common Stock. Certificates representing shares of Common Stock will be issued to the Recipient as soon as reasonably practicable following each Vesting Date.

7.	WITHHOLDING TAXES.

(a)	As a condition precedent to the delivery to the Recipient of any shares of Common Stock in settlement of the Restricted Stock Units, the Recipient shall, upon request by the Company, pay to the Company such amount of cash as the Company may require under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Recipient shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Recipient.

(b)	The Recipient may elect, subject to Company approval, to satisfy his or her obligation to advance the Required Tax Payments with respect to the Restricted Stock Unit Award by any of the following means: (1) a cash payment to the Company pursuant to Paragraph 7(a), (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (that the Recipient has held for at least six months prior to the delivery of such shares or that the Recipient purchased on the open market and for which the Recipient has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Recipient pursuant to the Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment following the Recipient’s sale of (or by a broker-dealer acceptable to the Company through which the Recipient has sold) a number of shares of Common Stock with respect to which the Required Tax Payments have arisen having a Fair Market Value determined as of the Tax Date equal to the Required Tax Payments, or (5) any combination of (1), (2), (3) and (4). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Recipient. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

8.	COMPLIANCE WITH APPLICABLE LAW.

The Restricted Stock Unit Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock to be issued upon the vesting of the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary as a condition of, or in connection with, the settlement of the Restricted Stock Units and delivery of shares hereunder, the Restricted Stock Units subject to the Award shall be settled in cash equal to the Fair Market Value of the number of shares of Common Stock otherwise deliverable in respect of the Restricted Stock Units then vesting. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

9.	FORFEITURE.

If the Recipient breaches any noncompetition, nonsolicitation, and/or assignment of inventions agreement or obligations with the Company, or breaches in any material respect any nondisclosure agreement (each, a “Protective Agreement”), the Company notifies the Recipient of such breach within one (1) year following the date on which it acquires actual knowledge thereof, and such breach is not cured within the time provided for such cure under such Protective Agreement, if applicable, then, absent a contrary determination by the Board (or its designee) (i) the Recipient shall immediately forfeit to the Company any then-outstanding Restricted Stock Units granted hereunder, whether vested or unvested, and (ii) within ten (10) business days after receiving such notice from the Company, any Common Stock received pursuant to this Award during the two (2) year period prior to the uncured breach of the Protective Agreement shall be subject to Clawback (as described herein).

If, while employed by or providing services to the Company or any Affiliate, the Recipient engages in activity that constitutes fraud or other intentional misconduct and that activity directly results in any financial restatements, then (i) the Recipient shall immediately forfeit to the Company any then-outstanding Restricted Stock Units, whether vested or unvested, and (ii) within ten (10) business days after receiving notice from the Company, any Common Stock received pursuant to the Award shall be subject to Clawback. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Recipient’s activity and recover damages resulting from such activity.

To the extent required by Company policy or applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, the Award granted under this Agreement shall also be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

With respect to any shares of Common Stock subject to “Clawback” hereunder, the Recipient shall (A) forfeit and pay to Company the entire value realized on the prior sale or transfer of such Common Stock and (B) at the option of the Company, either (x) sell or transfer into the market any shares of such Common Stock then held by the Recipient and forfeit and pay to Company the entire value realized thereon, or (y) transfer to the Company any shares of such Common Stock for no consideration. The Recipient’s failure to return to the Company any certificate(s) evidencing the shares of Common Stock required to be returned pursuant to this paragraph shall not preclude the Company from canceling any and all such certificate(s) and shares. Similarly, the Recipient’s failure to pay to the Company any cash required to be paid pursuant to this paragraph shall not preclude the Company from taking any and all legal action it deems appropriate to facilitate its recovery.

10.	MISCELLANEOUS PROVISIONS.

(a)	Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to forfeiture (other than as provided in Paragraph 9 above).

(b)	Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons, who shall, upon the death of the Recipient, acquire any rights hereunder in accordance with this Agreement or the Plan.

(c)	Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States through the U.S. Postal Service, or (d) by express courier service, addressed as follows:

To the Company:	Cumulus Media Inc.

Attention: General Counsel
To the Recipient:

or to such other address or addresses where notice in the same manner has previously been given or to the last known address of the party entitled thereto. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(d)	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

(e)	Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(f)	Transfers. The Restricted Stock Units granted hereunder shall not be transferable by the Recipient except as the Plan or this Agreement may otherwise provide.

(g)	Separability; Reformation. It is intended that any amount payable under this Agreement will comply with Section 409A of the Code, and regulations and guidance related thereto, or will be a short-term deferral that is not subject to Section 409A of the Code, so as not to subject the Recipient to the payment of any interest or tax penalty that may be imposed under Section 409A of the Code; provided, however, that the Company shall not be responsible for any such interest and tax penalties. If any provision of this Agreement or the Plan shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A of the Code, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement or the Plan, as the case may require, and this Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(h)	Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on its and his or her behalf effective the day and year first above written.

CUMULUS MEDIA INC.	RECIPIENT:

By:

Its:

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